Exhibit 99.1

APPELLATE COURT GRANTS REHEARING IN WILLIAM MILLER CASE
AND VACATES PRIOR DECISION PENDING THAT REHEARING

NEWPORT BEACH, Calif., Sept. 27 /PRNewswire-FirstCall/ — Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, and dealers of diamonds and colored gemstones, reported that the Appellate Court in the William Miller Case has issued an order granting a motion, filed by Miller, for a rehearing of the Appellate Court's ruling issued in August 2007. In its August 2007 ruling, the Appellate Court had rejected Miller's claim that he was entitled to statutory damages of approximately $10.5 million.

Miller's petition for rehearing asserted that the Appellate Court based its August 2007 ruling on a legal theory not raised by the parties in the Appellate Court briefs, and that Miller, therefore, did not have the opportunity to fully present his views as to whether that theory should have been relied on by the Court in reaching its August 2007 decision. In granting Miller's petition for rehearing the Appellate Court stated that it was debatable whether or not the legal theory was "fairly encompassed within the parties' briefs" submitted prior to its August 2007 decision. As a result, the Appellate Court stated that "[t]o assure fairness, and '[t]o afford the parties all benefit of the doubt' . . . we invite the parties to submit supplemental briefs limited to argument . . ." concerning (i) whether the legal theory used by the Court to arrive at its earlier decision may be properly utilized in this particular case, and (ii) if not, what legal theory should be used to determine the damages that may be awarded to Miller. The supplemental briefs are due on October 31, 2007.

The Company continues to believe that it will not incur any material liability to Miller in this case. However, due to the relatively novel legal issues involved, it is not possible to predict, with certainty, how the Appellate Court will ultimately rule.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Contact:
Joe Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
Email: jwallace@collectors.com

Brandi Piacente
Investor Relations
The Piacente Group, Inc.
212-481-2050
Email: brandi@thepiacentegroup.com